EXHIBIT 99.3



          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the proposed acquisition by Benchmark of all the outstanding capital stock of AVEX and Holdings, the related borrowings under a credit facility (the Facility) and borrowings under a capital markets transaction announced by Benchmark on August 2, 1999. (the Notes). The AVEX acquisition is subject to customary conditions including approval from various governmental agencies.

     The AVEX acquisition will be accounted for under the purchase method of accounting. The assets acquired and liabilities assumed will be recorded at their fair values. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Benchmark and AVEX and the estimates and assumptions set forth below and in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed balance sheet as of June 30, 1999 is presented as if the AVEX acquisition had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998, and the six month period ended June 30, 1999, assume that the AVEX acquisition occurred at the beginning of the earliest period presented.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Benchmark and AVEX. The unaudited pro forma condensed combined financial statements do not purport to represent what Benchmark's financial position or results of operations would actually have been if the AVEX acquisition had been consummated on the indicated dates, nor are they necessarily indicative of Benchmark's financial position or results of operations for any future period. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the entire year or any other interim period.

     The pro forma adjustments are based on preliminary assumptions and estimates made by Benchmark management. The information necessary to account for the AVEX acquisition in accordance with generally accepted accounting principles is incomplete at this time. Accordingly, the unaudited pro forma condensed combined financial statements assume that the recorded amounts of AVEX's assets and liabilities approximate their fair values. The actual allocation of the consideration paid for AVEX may differ from that reflected in the unaudited pro forma condensed combined financial statements after a more extensive review of the fair values of the assets acquired and liabilities assumed has been completed. Accordingly, the allocation of the purchase price and the resultant amortization of the excess purchase price, which are based on preliminary estimates, may differ from the final purchase price allocation and amortization periods.

THE AVEX ACQUISITION

     The Stock Purchase Agreement provides that Benchmark will acquire AVEX for a total purchase price of $255 million in cash and one million shares of Benchmark Common Stock. In addition, the final purchase price is subject to an adjustment for working capital changes, of which an estimate is reflected in the pro forma adjustments.

     Financing for the AVEX acquisition is expected to be provided through the Facility and the Notes.

     AVEX incurred a net loss of $9.7 million during the first six months of 1999 and $84.2 million during 1998. AVEX has taken a number of actions intended to reduce its fixed and other costs and reverse this trend, including the closure of two facilities in areas having relatively high labor costs and the redeployment of the capital assets used in those facilities to plants in areas having lower labor costs, resulting in improved manufacturing utilization; the rationalization of its sales organization and the elimination of approximately 916 employee and contractor positions; and the redefinition of AVEX's customer strategy to focus on fewer, more strategic accounts, with a reduction in the total number of customers.

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
     As a result of some of the foregoing actions, AVEX recorded charges to operations in 1998 totaling $33.4 million, including restructuring charges of $15.7 million and the write down of various assets of $17.7 million. Approximately $7.4 million of the restructuring charge relates to the severance and related cost associated with the elimination of approximately 916 contractor and employee positions. AVEX also closed its San Jose, California manufacturing facility and discontinued a design center. As a result, the restructuring charge also included a $6.0 million write down to fair value of certain equipment and leasehold improvements, $2.0 million related to the write off of certain prepaid assets. The write down of various assets totaling $17.7 million, which included adjustments to inventory, accounts receivable and other assets, is included in cost of sales and selling, general and administrative expenses. In the preparation of the unaudited pro forma condensed combined financial statements, the $7.8 million of charges related to the closing of the San Jose, California facility have been excluded as a pro forma adjustment. These charges relate to a facility not a part of AVEX at the time Benchmark expects to close the AVEX acquisition. The remaining charges of $25.6 million have been included in the Unaudited Pro Forma Condensed Combined Financial Statements.

     The Unaudited Pro Forma Condensed Combined Financial Statements reflect savings that will be realized from the elimination of certain redundant executive headquarter costs and the termination of intercompany services previously provided by the Seller to AVEX under an intercompany agreement, offset by the costs Benchmark will incur to replace the services provided by Seller. No adjustments have been made to reflect other identified actions that could result in potential cost savings but which cannot be quantified at this time.

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
                          BENCHMARK ELECTRONICS, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                  (UNAUDITED)

                                              HISTORICAL                   PRO FORMA
                                        -----------------------   ---------------------------
                                        BENCHMARK       AVEX      ADJUSTMENTS       COMBINED
                                        ----------   ----------   ------------     ----------
                                                           (IN THOUSANDS)
               ASSETS
Current assets:
  Cash and cash equivalents..........    $ 44,863    $   11,552     $(44,863)a      $ --
                                                                     (11,552)b
  Accounts receivable, net...........      87,932       135,599       --             223,531
  Income taxes receivable............         581        --           --                 581
  Inventories........................      90,437       115,941       --             206,378
  Prepaid expenses and other
     assets..........................       4,723        11,563       --              16,286
  Deferred tax asset.................       2,515        --           --               2,515
                                        ----------   ----------   ------------     ----------
          Total current assets.......     231,051       274,655      (56,415)        449,291
Net property, plant and equipment....      53,084        77,258       --             130,342
Goodwill, net........................      47,087        --           --              47,087
Excess purchase price to be
  allocated..........................      --            --          127,821b        127,821
Other assets.........................       9,513         4,605        7,750a         21,868
                                        ----------   ----------   ------------     ----------
                                         $340,735    $  356,518     $ 79,156        $776,409
                                        ==========   ==========   ============     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
  Current portion of long-term
     debt............................    $     19    $   --         $  8,000a       $  8,019
  Notes payable......................      --            29,599      (29,599)b        --
  Accounts payable...................      53,392       126,010       --             179,402
  Accrued liabilities................       9,378        34,645       --              44,023
  Income taxes payable...............      --             1,106       --               1,106
  Notes payable to parent............      --           226,899     (226,899)b        --
                                        ----------   ----------   ------------     ----------
          Total current
            liabilities..............      62,789       418,259     (248,498)        232,550
Revolving lines of credit............      --            --           28,471a         28,471
Long-term debt, less current
  portion............................      30,111        --           67,000a         97,111
Convertible debt.....................      --            --          125,000a        125,000
Deferred tax liability...............       4,697            26       --               4,723
Other long term liability............      --             9,443       --               9,443
Due to parent........................      --             1,919       (1,919)b        --
                                        ----------   ----------   ------------     ----------
          Total liabilities..........      97,597       429,647      (29,946)        497,298
Shareholders' equity (deficit):
  Common shares......................       1,520             1          100a          1,620
                                                                          (1)b
  Additional paid-in capital.........     164,296        41,662       35,873a        200,169
                                                                     (41,662)b
  Retained earnings..................      77,442      (111,566)     111,566b         77,442
  Accumulated other comprehensive
     loss............................      --            (3,226)       3,226b         --
  Less treasury shares, at cost......        (120)       --           --                (120)
                                        ----------   ----------   ------------     ----------
          Total shareholders' equity
            (deficit)................     243,138       (73,129)     109,102         279,111
                                        ----------   ----------   ------------     ----------
                                         $340,735    $  356,518     $ 79,156        $776,409
                                        ==========   ==========   ============     ==========

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          BENCHMARK ELECTRONICS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                             HISTORICAL                 PRO FORMA
                                       ----------------------   --------------------------
                                       BENCHMARK      AVEX      ADJUSTMENTS     COMBINED
                                       ---------   ----------   -----------   ------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales................................  $524,065    $  841,045       --        $  1,365,110
Cost of sales........................   472,354       857,407       --           1,329,761
                                       ---------   ----------   -----------   ------------
     Gross profit....................    51,711       (16,362)      --              35,349
Selling, general & administrative
  expenses...........................    17,680        44,365       (4,955)c        57,090
Amortization of goodwill and excess
  purchase price to be allocated.....     3,311        --            8,521 d        11,832
Restructuring charges................                  15,687       (7,805)e         7,882
                                       ---------   ----------   -----------   ------------
Income (loss) from operations........    30,720       (76,414)       4,239         (41,455)
Interest and other income............       563          (116)                         447
Interest expense.....................    (4,393)      (11,012)      11,012 g       (18,935)
                                                                    (1,371)h
                                                                   (13,171)i
                                       ---------   ----------   -----------   ------------
Income (loss) before taxes...........    26,890       (87,542)         709         (59,943)
Income taxes.........................    10,517        (3,348)         241 j       (20,381)
                                                                   (27,791)k
                                       ---------   ----------   -----------   ------------
     Net income (loss)...............  $ 16,373    $  (84,194)   $  28,259    $    (39,562)
                                       =========   ==========   ===========   ============
Earnings (loss) per common
  share -- Basic.....................  $   1.41                               $      (3.14)
Earnings (loss) per common
  share -- Diluted...................  $   1.35                               $      (3.14)
Weighted average number of shares
  outstanding -- Basic...............    11,594                      1,000 l        12,594
Weighted average number of shares
  outstanding -- Diluted.............    12,098                        496 l        12,594

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          BENCHMARK ELECTRONICS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                                  HISTORICAL                  PRO FORMA
                                           -------------------------   -----------------------
                                            BENCHMARK        AVEX      ADJUSTMENTS    COMBINED
                                           ------------   ----------   -----------    --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................................     $309,167     $  505,916      --          $815,083
Cost of sales...........................      277,623        485,659      --           763,282
                                           ------------   ----------   -----------    --------
     Gross profit.......................       31,544         20,257      --            51,801
Selling, general & administrative
  expenses..............................       10,628         17,610      (2,319)c      26,319
                                                                             400 e
Amortization of goodwill and excess
  purchase price to be allocated........        1,819         --           4,261 d       6,080
                                           ------------   ----------   -----------    --------
     Income from operations.............       19,097          2,647      (2,342)       19,402
Interest and other income
  (expense) -- net......................          (50)           262        (153)f          59
Interest expense........................       (2,315)       (11,553)     11,553 g      (9,583)
                                                                            (686)h
                                                                          (6,582)i
                                           ------------   ----------   -----------    --------
Income (loss) before taxes..............       16,732         (8,644)      1,790         9,878
Income taxes............................        6,090          1,091         698 j       3,852
                                                                          (4,027)k
                                           ------------   ----------   -----------    --------
     Net income (loss)..................     $ 10,642     $   (9,735)    $ 5,119      $  6,026
                                           ============   ==========   ===========    ========
Earnings per common share -- Basic......     $   0.87                                 $   0.46
Earnings per common share -- Diluted....     $   0.80                                 $   0.42
Weighted average number of shares
  outstanding -- Basic..................       12,209                      1,000 l      13,209
Weighted average number of shares
  outstanding -- Diluted................       13,256                      1,000 l      14,256

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

Adjustments have been made to the unaudited pro forma condensed combined financial statements to reflect the following:

 (a) The Stock Purchase Agreement provides that Benchmark will acquire AVEX for a total purchase price of $255 million in cash and one million shares of Benchmark Common Stock. In addition, the final purchase price is subject to an adjustment for working capital changes, of which an estimate is reflected in the pro forma adjustments.

Total consideration (in thousands)

Purchase price:
Cash....................................  $  255,000
1,000,000 shares of Benchmark common
  stock (valued at $35.97 per share)....      35,973
Change in working capital...............       7,484
                                          ----------
Total consideration.....................     298,457
Plus:
Transaction and financing costs.........      10,850
                                          ----------
     Total acquisition and financing
      costs.............................  $  309,307
                                          ==========

Source of funds (in thousands)

Cash on hand............................  $   44,863
Debt....................................     228,471
Equity..................................      35,973
                                          ----------
     Total..............................  $  309,307
                                          ==========

Debt financing (in thousands)

Term Loan A.............................  $   75,000
Revolving Credit Facility...............      28,471
Notes...................................     125,000
                                          ----------
     Total..............................  $  228,471
                                          ==========

 (b) The excess of the total purchase price over the estimated fair value of the net assets acquired is the excess purchase price to be allocated. The calculation of excess purchase price to be allocated is based on the following assumptions and calculation (in thousands):

Total consideration.....................  $  298,457
Transaction costs.......................       3,100
                                          ----------
Total purchase price....................     301,557
AVEX net book deficit at June 30,
  1999..................................      73,129
AVEX cash and cash equivalents not
  acquired..............................      11,552
AVEX due to parent not assumed..........    (228,818)
AVEX notes payable not assumed..........     (29,599)
                                          ----------
Excess purchase price to be allocated...  $  127,821
                                          ==========

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
(c) To eliminate the historical costs related to (i) certain redundant executive headquarter costs (ii) the termination of intercompany services previously provided by the Seller to AVEX under an intercompany arrangement that included fees based on the estimated utilization of Seller's resources; (iii) AVEX's domestic defined benefit pension plan, which plan and the obligations thereunder are not being continued by Benchmark; offset by (iv) the costs that Benchmark will incur to replace the Seller's intercompany services arrangement. A summary of such adjustments follows (in thousands):

                                           FOR THE PERIOD ENDED
                                        --------------------------
                                        DECEMBER 31,      JUNE 30,
                                            1998            1999
                                        ------------      --------
     Redundant executive headquarter
       costs.........................     $   (455)       $   (228)
     Historical intercompany service
       fee...........................       (4,400)         (1,800)
     Historical cost of pension plan
       not continued.................       (1,100)           (791)
     Benchmark replacement of
       intercompany services
       arrangement...................        1,000             500
                                        ------------      --------
          Total......................     $ (4,955)       $ (2,319)
                                        ============      ========

(d) To record amortization of excess purchase price to be allocated over an estimated useful life of 15 years.

(e) To eliminate the 1998 write down of certain assets related to AVEX's San Jose, California facility which are not being acquired by Benchmark, as described above. In 1999, to eliminate a reduction to the aforementioned write down included in AVEX's historical financial statements.

(f) To reduce interest income related to cash balances utilized in funding a portion of the AVEX acquisition.

(g) To eliminate intercompany interest expense with the Seller and interest on AVEX notes payable not assumed under the Stock Purchase Agreement.

(h) To record amortization of debt issuance costs over the life of the applicable debt instruments.

(i) To record interest expense at a blended interest rate of 5.76% on the amounts outstanding under the Revolving Credit Facility, Term Loan A, and the Notes, based on current interest rates. A change in the interest rate of 1/8 of a percent would result in a change in annual interest expense related to the amounts outstanding under the Revolving Credit Facility, Term Loan A, and the Notes of approximately $286,000.

(j) To record income tax adjustments related to the above pro forma adjustments.

(k) To adjust AVEX historical income tax expense or benefit as if AVEX was included in the consolidated federal income tax return of Benchmark. In the historical combined financial statements of AVEX, federal income taxes were provided as if AVEX filed a separate income tax return.

(l) The following information reconciles the number of shares used to compute historical and pro forma earnings (loss) per common share (in thousands):

                                                  FOR THE PERIOD ENDED
                                        ----------------------------------------
                                           DECEMBER 31,            JUNE 30,
                                               1998                  1999
                                        ------------------    ------------------
                                        BASIC     DILUTED     BASIC     DILUTED
                                        ------    --------    ------    --------
Benchmark historical.................   11,594      12,098    12,209      13,256
Common shares to be issued in AVEX
  acquisition........................    1,000       1,000     1,000       1,000
Elimination of Benchmark stock
  options -- antidilutive
  on a pro forma basis in 1998.......     --          (504)     --         --
                                        ------    --------    ------    --------
                                        12,594      12,594    13,209      14,256
                                        ======    ========    ======    ========

    For both 1998 and 1999, the effect of the if-converted method for the Notes is antidilutive and 2.5 million of potential common shares have not been considered in computing diluted earnings per common share.

                                       7